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                                   EXHIBIT 21









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                      Subsidiaries of Pocahontas Bancorp, Inc.


                   Pocahontas Federal Savings and Loan Association


                  Indirect Subsidiaries of Pocahontas Bancorp, Inc.

                                   Sun Realty, Inc.

                                  P.F. Service, Inc.